Exhibit 99.2

STATEMENT REGARDING THE ACQUISITION OF
REQUISITE TECHNOLOGY, INC.

On November 22, 2005, Click Commerce, Inc. (“Click”) acquired Requisite Technology, Inc. (“Requisite”).  The transaction occurred pursuant to an Agreement and Plan of Merger (the “Agreement”), with Requisite Acquisition Inc., an indirect wholly-owned Click subsidiary, Thomas G. Washing, as representative of the Requisite stockholders, and Requisite (the “Merger”).  Through the Merger, Click acquired Requisite, which retained all of its assets, including software, patents and trademarks, customer contracts and lists, product processes, other intangible assets, cash, receivables and other operating assets, as well as its obligation for various liabilities and payables.

Under the Agreement, the Total Transaction Consideration was $19,500,000, comprised of $938,008 in cash and $803,371 in restricted Click common stock.  To determine the number of shares to be issued, the parties valued the restricted Click common stock at $23.10 per share, which was a negotiated value based on the 16-day and 17-day average closing prices of Click’s common stock on the Nasdaq National Market for the trading days immediately prior to the acquisition date.

Background on Requisite and Its Products

Requisite develops Master Data Management (“MDM”) solutions for transforming disorganized plant, material and finished product data into consistent information repositories.  To permit demand chains, supply chains and service chains to work effectively, collaboration between and even within trading partners is essential.  That collaboration requires each trading partner to have an identical understanding of an “item”, whether it is an indirect material that is needed to keep a manufacturing plant running, a direct material that is an manufacturing input or a finished good that is resold to customers. Master Data Management software finds, creates, cleanses and aligns the relevant data. Requisite’s MDM solution also includes robust workflow management and data sharing and synchronization capabilities to faclitate trading partner coordination. The acquisition of Requisite’s patented BugsEye™ search engine and its Content Workstation, eMerge and Europa products provides Click with an industry-proven MDM solution.

In addition to MDM products, the acquisition adds 11 issued patents to Click’s IP portfolio.  In particular, Requisite has received various patents related to its BugsEye™ search engine, which is an essential element in its MDM product portfolio.

Requisite’s revenue historically was largely derived from one-time software license fees and related services, including installation and integration, and recurring revenues from on-going maintenance and support services.  In 2006, Click expects Requisite to recognize approximately $6,000,000 in recurring revenues from its maintenance and support services.  Over one-half of Requisite's 2006 recurring revenues are already under contract, with the balance expected to be subscribed for as renewals come due.  Click currently expects that the Requisite acquisition will be accretive to Click on an earnings per share basis by the end of the first quarter of 2006.

About Click Commerce, Inc.

Click Commerce, Inc. (Nasdaq:CKCM) provides collaborative commerce solutions for sales and order management, supply chain management, service parts optimization, and compliance automation. Enterprises and institutions in the aerospace and defense, consumer product, distribution, financial services, higher education and health care, manufacturing, retail, telecom, and transportation industries utilize Click’s solutions. Click software enables corporations such as Abbott Labs, Alaska Airlines, BAE Systems, Carrier, Cisco, Citibank, Dell, Delphi, Eastman Kodak, FedEx, Hewlett Packard, Home Shopping Network, IBM, Lockheed Martin, Microsoft, Pier 1, Ryder, Samsung, SBC Communications, Tellabs, Verizon, and Xerox, to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. Five of the top 10 research institutions in North America, including Johns Hopkins, University of Washington, and the University of Michigan, use Click’s compliance automation software to automate their regulatory compliance processes and manage research project approvals. More information can be found at www.clickcommerce.com.

Information Concerning Forward-Looking Statements

Information contained in this release that are not historical facts and refer to Click’s future operations are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements involve expectations, beliefs, hopes, plans or strategies regarding the future. These statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to: success of our suite of applications, impact of acquisitions or investments in other companies, general economic trends, introduction of new products or services by competitors, and security risks and regulation related to the Internet. We refer you to the risk factors listed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other filings, which are on file with the Securities and Exchange Commission. Click’s expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Click’s expectations with regard thereto or to reflect any change in any event, condition or circumstance on which such forward-looking statement is based, in whole or in part.